Rule 424(b)(3) and (c)
                                               Registration No. 333-52461

            Prospectus Supplement to Prospectus dated May 19, 1998


                                168,264 Shares

                         EMISPHERE TECHNOLOGIES, INC.

                                 Common Stock



    This Prospectus Supplement relates to the offer and sale of up to 168,264 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of Emisphere Technologies, Inc. (the "Company") by certain persons listed under the caption "Selling Shareholders" (collectively, the "Selling Shareholders") that may be acquired from time to time by the Selling Shareholders upon conversion of the Company's 5% Senior Secured Convertible Notes due 1999 (the "Notes") and payment of interest on the Notes in shares in lieu of cash.

    While the Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, it is anticipated that the distribution of the Shares may be effected from time to time by the Selling Shareholders in one or more transactions for their own accounts (which may include block transactions) in the over-the-counter market, on the Nasdaq National Market or on any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders".

    The Common  Stock is  quoted on the Nasdaq National Market under the symbol
"EMIS".   The last sale price of the Common Stock on June 22, 1999, as reported on the Nasdaq National Market, was $7.25 per share.

    All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by the Selling Shareholder. None of the proceeds from the sale of the Shares will be received by the Company.

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" STARTING ON
                           PAGE 4 OF THE PROSPECTUS.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECU-
          RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
             MISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is June 24, 1999

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    In addition to the documents referred to under "Documents Incorporated by Reference" in the accompanying Prospectus, the following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus Supplement:

  (1) Annual Report on Form 10-K for the fiscal year ended July 31, 1998;

  (2) Quarterly Report on Form 10-Q for the quarter ended October 31, 1998;

  (3) Quarterly Report on Form 10-Q for the quarter ended January 31, 1999; and

  (4) Quarterly Report on Form 10-Q for the quarter ended April 30, 1999.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements  included in  or  incorporated  by  reference  into  the
Prospectus and this Prospectus Supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; competition; the Company's dependence on other companies to develop and commercialize products using the Company's technologies; uncertainty of results of pre-clinical and clinical testing; risk of technological obsolescence; the Company's dependence on other companies to manufacture the Company's products; risk of product liability and liability for human clinical trials; uncertainty of health care reform and third party reimbursement; the Company's dependence on patents and proprietary rights; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; failure to obtain regulatory approval for the Company's products; and other factors referenced in the Prospectus and this Prospectus Supplement.

                             SELLING SHAREHOLDERS


     The table below sets forth information regarding the Selling Shareholders as of the date of this Prospectus Supplement as to (i) the name of each Selling Shareholder (none of which have had positions, offices or other material relationships with the Company during the past three years), (ii) the number of shares of the Common Stock owned beneficially or of record by each such Selling Shareholder, (iii) the number of shares of the Common Stock being offered hereby from time to time by such Selling Shareholder and (iv) the number of shares of the Common Stock to be owned by such Selling Shareholder after completion of the offering, assuming all the Shares being offered from time to time hereby are sold.

     The Shares being offered hereby by the Selling Shareholders may be acquired, from time to time, upon the conversion of $2,647,604 aggregate principal amount of the Notes and the payment by the Company of interest on the Notes in the form of Common Stock in lieu of cash. The Notes were acquired by the Selling Shareholders from the Company in a private placement transaction pursuant to certain Note Purchase Agreements dated as of May 1, 1998 and were amended by certain Amendment Agreements dated as of June 24, 1999. The Notes can be converted in whole or in part at any time at a conversion price equal to the lowest five-day value based on the average of the high and low trading price of the Common Stock as reported on the Nasdaq National Market for each of the five consecutive trading days immediately preceding the date of conversion provided that the conversion price may in no event be lower than $16.00 per share or higher than $22.00 per share.

     In accordance with registration rights granted to the Selling Shareholders, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which the Prospectus and this Prospectus Supplement form a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.

                                                                 Ownership
                                     Number of      Number     After Offering
                                    Shares Owned  of Shares  ------------------
                                      Prior to      Being     Number   Percent
Name of Selling Shareholder         Offering(1)   Offered(4) of Shares of Class
----------------------------------  ------------  ---------- --------- --------
Delta Opportunity Fund, Ltd.(2)(3)      149,140     150,545        -        -
OTATO Limited Partnership(3)             17,554      17,719        -        -
___________________________
(1)Represents the respective number of shares beneficially owned on the date of this Prospectus Supplement based on the principal amount of the Notes plus accrued interest thereon to such date. Pursuant to the terms of the Notes, a Selling Shareholder may not convert any portion of the Notes if such conversion would increase such Selling Shareholder's beneficial ownership of the Common Stock (other than those shares deemed owned because of the ownership of the remaining portion of the Notes) to in excess of 4.9% of the Common Stock outstanding.
(2)Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&A Advisors), serves as investment advisor to Delta Opportunity Fund, Ltd. ("Delta") and may be deemed to share beneficial ownership of the shares beneficially owned by Delta by reason of shared power to dispose of the portion of the Shares beneficially owned by Delta. D&A Advisors is controlled by Diaz & Altschul Group, LLC ("D&A Group"). D&A Advisors and D&A Group disclaim beneficial ownership of the portion of the Shares beneficially owned by Delta.
(3)An affiliate of OTATO Limited Partnership serves as a trading consultant to Delta and may be deemed to share beneficial ownership of the portion of the Shares beneficially owned by Delta by reason of shared power to dispose of the Shares beneficially owned by such Selling Shareholder. Such affiliate disclaims beneficial ownership of such portion of the Shares.
(4)The number of shares offered exceeds the number of shares beneficially owned on the date of this Prospectus Supplement because the number of shares that a Selling Shareholder may acquire upon conversion of the Notes could be higher based on the amount of accrued interest at the time of conversion.

  No   person    is   authorized   in
connection  with  the  offering  made
hereby to  give any information or to
make any representation not contained
or incorporated  by reference in this
Prospectus   Supplement,    and   any                168,264 shares
information  or   representation  not
contained or incorporated herein must
not be  relied upon  as  having  been
authorized  by  the  Company  or  the
Selling    Shareholders.         This
Prospectus   Supplement    does   not
constitute an  offer  to  sell  or  a          EMISPHERE TECHNOLOGIES, INC.
solicitation of  an offer  to buy  by
any person  in  any  jurisdiction  in
which it  is unlawful for such person
to make  such offer  or solicitation.
Neither   the    delivery   of   this                 Common Stock
Prospectus Supplement at any time nor           par value $.01 per share
any sale  made hereunder  shall under
any  circumstance   imply  that   the
information   contained   herein   is
correct as  of any date subsequent to
the date hereof.

             __________

                                                      _____________
          TABLE OF CONTENTS
                                                  PROSPECTUS SUPPLEMENT
        Prospectus Supplement                         _____________
                             Page
Incorporation of Certain
  Documents by Reference....   2
Selling Shareholders........   3

             Prospectus                               June 24, 1999
                             Page
Available Information.......   2
Incorporation of Certain
  Documents by Reference....   2
Risk Factors................   4
Selling Shareholders........  13
Plan of Distribution........  14
Legal Matters...............  15
Experts.....................  15